Exhibit 5.4

September 2, 2021

Berry Global, Inc.
101 Oakley Street
Evansville, Indiana 47710

Ladies and Gentlemen:

We have acted as special Minnesota counsel to BPRex Product Design and Engineering Inc., a Minnesota corporation (the “Subsidiary Guarantor”), solely for the purpose of rendering the opinions set forth herein. We have been informed that Berry Global, Inc., a Delaware corporation and corporate parent of the Subsidiary Guarantor (the “Company”), will exchange its (i) 0.95% First Priority Senior Secured Notes due 2024 (the “2024 Notes”) issued pursuant to the Indenture, dated as of January 15, 2021, by and among the Company, certain guarantors party thereto, and U.S. Bank National Association (the “Trustee”), as trustee and collateral agent (the “2024 Notes Indenture”), (ii) 1.57% First Priority Senior Secured Notes due 2026 (the “2026 Notes”) issued pursuant to the Indenture, dated as of December 22, 2020, by and among the Company, certain guarantors party thereto, and the Trustee, as trustee and collateral agent, as supplemented by that certain First Supplemental Indenture, dated as of March 4, 2021 (the “2026 Notes Indenture”), and (iii) 1.65% First Priority Senior Secured Notes due 2027 (the “2027 Notes” and, together with the 2024 Notes and the 2026 Notes, the “Notes”) issued pursuant the Indenture, dated as of June 14, 2021, by and among the Company, certain subsidiary guarantors party thereto, and the Trustee, as trustee and collateral agent (the “2027 Notes Indenture” and, together with the 2024 Notes Indenture and the 2026 Notes Indenture, the “Indentures”) for certain notes having substantially the same terms as the currently outstanding Notes (the “Exchange Notes”). We have been further informed that the Subsidiary Guarantor will provide a Guarantee of the Exchange Notes (in each as the term Guarantee is defined in the respective Indenture), and that the terms and conditions of such Guarantee are set forth within the Indentures (collectively, the “Guarantees”). We are providing this opinion in connection with the Company’s filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 related to the exchange of the Notes for the Exchange Notes.

In rendering the opinions set forth herein, we have examined originals or copies of the following as presented, and represented or certified as being such, to us by the Subsidiary Guarantor, the Company or their special transaction counsel:

(i)	the Indentures;

(ii)	the Restated Articles of Incorporation of the Subsidiary Guarantor, as amended to date (the “Articles of Incorporation”);

(iii)	the Amended and Restated By-Laws of the Subsidiary Guarantor, as in effect on the date hereof (the “Bylaws”);

(iv)	a certificate of good standing respecting the Subsidiary Guarantor issued by the Minnesota Secretary of State’s office on [ ], 2021 (the “Certificate of Good Standing”); and

(v)	resolutions adopted by the Board of Directors of the Subsidiary Guarantor relating to, among other things, the Indenture and the Guarantees.

As to various matters of fact material to this opinion we have relied upon certificates, representations and statements of officers, directors or the special transaction counsel of the Company or the Subsidiary Guarantor or of public officials and the documents and certificates listed in the preceding paragraph. We have not independently or through third parties verified such representations, certificates, documents or statements or made any independent investigation or inquiry of any factual matter. We have examined such matters of law as we have deemed appropriate in connection with the opinions hereinafter set forth.

The opinions expressed herein are based upon and are limited to the laws of the State of Minnesota, and we express no opinion with respect to the laws of any other state, jurisdiction or political subdivision, including any laws of the United States of America. Insofar as any other law is applicable to any of the matters opined on herein, we have, at your direction and with your consent, applied the law of the State of Minnesota (without applying its conflict of laws principles) for purposes of rendering our opinions expressed below.

Our opinions and statements set forth below are also subject to the assumptions, qualifications and exceptions set forth on Schedule A attached hereto.

Based upon the foregoing and subject to the assumptions, qualifications and other matters stated herein, it is our opinion as of this date that:

1.	Based solely upon the Certificate of Good Standing, the Subsidiary Guarantor is a corporation formed under the laws of the State of Minnesota and is in good standing under the laws of the State of Minnesota.

2.	The Subsidiary Guarantor has the corporate power to perform its obligations set forth in the Indentures, including the Guarantees contained therein.

3.	The Indentures, including the Guarantees contained therein, have been duly authorized by all corporate action of the Company, and the Indentures have been duly executed, and delivered by the Subsidiary Guarantor.

No attorney-client relationship exists or has existed by reason of our preparation, execution and delivery of this opinion letter to any addressee hereof or any other person or entity except the Subsidiary Guarantor. This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

[Signature Page follows]

Very truly yours,

/s/ Fredrikson & Byron, P.A.

Schedule A to Fredrikson & Byron, P.A.
Opinion Letter Dated September 2, 2021

Assumptions

In rendering our opinions in the opinion letter of which this Schedule A is a part, we have assumed, among other things, the following:

A.      The genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

B.       That each party that has executed or is intended to execute any document reviewed by us in connection with this opinion (other than the Subsidiary Guarantor with respect to the Indentures) (i) is duly organized, validly existing and in good standing under the laws of all jurisdictions where such party is conducting such party’s business or otherwise required to be so qualified or as may be necessary to enforce such party’s rights thereunder, (ii) is in compliance with all laws applicable to such party, (iii) has all necessary power to enter into and perform all of such party’s obligations thereunder, and (iv) is duly authorized by all requisite action to execute and deliver, and to perform its obligations under, such document. We have further assumed that each document reviewed by us in connection with this opinion is the valid and binding obligation of each party signatory thereto and is enforceable against such party in accordance with its terms.

C.       That each natural person executing any of the documents involved in the matters covered by the opinion letter has sufficient legal capacity to do so.

D.       That there has been no mutual mistake of fact or fraud, duress or undue influence in connection with entering into any of the documents involved in the matters covered by the opinion letter.

E.       That each document involved in the matters covered by the opinion letter or otherwise reviewed by us in connection with this opinion contains all agreements, understandings, waivers, notices, usages of trade or courses of dealing between or among the parties thereto, or other actions occurring after the date of execution of such document with respect to the subject matter thereof, and that there are no other agreements, understandings, waivers, notices, usages of trade or courses between or among such parties that would, in either case, define, supplement or qualify the terms and conditions of such document.

F.       With respect to the opinions set forth in the opinion letter, we assume the parties’ full satisfaction of and compliance with the terms of the Indentures, and we render no opinions and make no statements as to, any other authorizations, approvals, consents or conditions required for the authorization, execution, or delivery of the Indentures or the Guarantees, whether required by the provisions of the Indentures or otherwise.

Qualifications and Exceptions

A.       We express no opinion and make no statement as to the enforceability of the Indentures or any other document.

B. We express no opinion and make no statements regarding financial or valuation covenants, conditions, requirements or similar provisions that may require financial calculations or determinations, valuations or the like to ascertain applicability or compliance.

C.       We express no opinion and make no statement regarding the value of the Subsidiary Guarantor or any of its assets, liabilities or accounts or regarding the solvency of the Subsidiary Guarantor at any point in time. We express no opinion as to the absence of fraud on the part of any party in connection with the transactions contemplated by the Indentures or otherwise.

D.       Our opinions and statements do not cover, and hereby expressly exclude, any laws, regulations, directives, treaties, rules, government licenses, permits or approvals, executive orders or the like (“Laws”) that in our experience are not customarily opined upon generally (as opposed to expressly) in connection with transactions similar to the transactions contemplated by the Indentures, including without limitation, Laws of a city, county or other political subdivision; securities registration, antifraud or disclosure Laws; the state securities or “Blue Sky” law of any state; margin Laws; investment company Laws; anti-trust and trade regulation and unfair competition Laws; Laws regarding conflicts of interest or fiduciary duties; Laws that prohibit or limit the legality or enforceability of obligations based on attributes or status of the party seeking enforcement; tax Laws; rules of an arbitral tribunal; Laws regarding licenses, permits and approvals or the like necessary for the conduct of the Company’s business or the operation of repairs, improvements, or alterations to any real or personal property or components thereof; Laws relating to anti-terrorism, national emergency, national security, economic and trade sanctions, embargos, restrictions on trade with designated countries or individuals, and similar matters, including those administered by the Office of Foreign Assets Control, the Committee on Foreign Investment in the United States or similar agencies; tax Laws; rules of an arbitral tribunal; Laws regarding licenses, authorizations, filings, notices, registrations, permits and approvals or the like necessary for the conduct of the Company’s business; patent, copyright and trademark Laws; environmental Laws; pension and employee benefit Laws; health, safety, employment and labor Laws; the Commodity Exchange Act and Laws thereunder; and insolvency, fraudulent transfer or conveyance or similar Laws.

E.       Our opinions and statements are expressly limited to those set forth in the opinion letter, and we render no opinion or statement, whether by implication or otherwise, as to any other matter relating to the Subsidiary Guarantor or any other person or entity or to the transactions contemplated by the opinion letter.

F.       Our opinion set forth in Paragraph 2 does not extend to any action or conduct of the Subsidiary Guarantor that any of the Indentures may permit but does not require.

G.       In delivering the opinion letter to you, we expressly disclaim any obligation to update our opinions or statements in the opinion letter or to advise you of facts, circumstances, events or developments, including (without limitation) changes in Laws by legislative action, judicial decision or otherwise, that hereafter may come to our attention and that may alter, affect or modify the opinions or statements expressed in the opinion letter.